Exhibit 99.1

KOSAN BIOSCIENCES

Contact:

Jane Green

VP, Corporate Communications

510.731.5335 (office)

415.652.4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN OPENS TIME-1 PIVOTAL PHASE 3 TRIAL IN MULTIPLE MYELOMA

Kosan Leads Industry with Most Advanced Hsp90 Inhibitor in Clinical Development

New Supportive Trial in Less Refractory Patients to Replace Current TIME-2 Trial

Conference Call and Webcast Today

HAYWARD, CA – January 3, 2008 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced that the Tanespimycin in Myeloma Evaluation or TIME-1 pivotal Phase 3 trial for tanespimycin as a potential treatment for multiple myeloma is open for enrollment. TIME-1 is a pivotal Phase 3 trial comparing tanespimycin in combination with bortezomib (Velcade®) with bortezomib alone in patients following a single prior course of treatment (first-relapse). Kosan has completed both a Special Protocol Assessment with the U.S. Food and Drug Administration and a Scientific Advice process with the Committee for Medicinal Products for Human Use of the centralized European Medicines Agency, thus, providing what the company believes is a validated path to registration in many major world markets for the TIME-1 trial. TIME-1 is the most advanced Hsp90 inhibitor clinical program in the industry, underscoring the company’s leadership in this new class of anticancer therapies.

The TIME registration program is designed to include two trials: a pivotal Phase 3 trial (TIME-1) and a smaller supportive trial. The TIME-1 trial is proceeding on track and remains the foundation of the company’s registration strategy. The TIME-2 trial, recently opened for patients who have failed numerous (at least three) prior myeloma therapies, will be closed and replaced with an alternative supportive trial. TIME-2 had been designed to support TIME-1 for full approval as well as to provide a potential strategy for pursuing accelerated approval based on a demonstration of clinically important activity in highly relapsed-refractory patients who have no other proven therapeutic options. Based on accumulating clinical data, Kosan believes that this highly relapsed-refractory patient population represents an increasingly difficult efficacy hurdle, and that adjusting the design of the supportive trial to include a less heavily pretreated patient population that is more likely to respond will increase the probability of clinical success in the TIME program. Kosan is confident that an alternative supportive trial can be completed within the timeframe of the TIME-1 trial and will not affect the timeline for conclusion of the TIME registration program.

“The opening of our TIME-1 pivotal trial is a major milestone for Kosan as tanespimycin represents a potentially important new treatment option for patients with multiple myeloma,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “We are confident that by making this adjustment now in our TIME program, we will accomplish three major objectives: with a different supportive trial design, we will make TIME a better and stronger registration program; we will preserve a reasonable and timely pathway to regulatory approval; and, by focusing on patients with less advanced disease who have been less heavily pretreated, we will increase the probability of success in our new supportive time trial. The successful completion of TIME-1 remains the foundation of our registration strategy.”

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TIME Registration Program

The TIME-1 trial is an open-label, randomized, multi-center, international trial that will enroll approximately 470 patients with first-relapse disease. The trial will compare two groups: patients treated with bortezomib plus tanespimycin and patients treated with bortezomib alone. Tanespimycin will be administered in a one-hour infusion twice weekly every three weeks at a dose of 340 mg/m2 and all patients will receive standard doses of bortezomib (1.3 mg/m2). The TIME clinical program will utilize Kosan’s improved, proprietary, injectable suspension formulation of tanespimycin. TIME-1 is designed with a primary endpoint of progression-free survival (PFS), and there are several predefined secondary endpoints. TIME-1 is powered to show a 2.75 month PFS benefit in the tanespimycin plus bortezomib group compared to the bortezomib alone group.

The TIME-2 supportive trial, that was originally designed to enroll approximately 130 patients, will be closed and replaced with a new supportive trial in patients with less advanced disease.

Kosan’s Hsp90 and Epothilone Clinical Programs on Track for 2008

Kosan’s TIME registration program is the company’s most advanced program in its clinical portfolio and tanespimycin is the most advanced Hsp90 inhibitor in clinical development. Tanespimycin has demonstrated high tolerability and antitumor activity in patients with multiple myeloma as monotherapy and in combination with Velcade. Data from an ongoing Phase 1b trial suggest that the combination with Velcade has greater activity in patients who have received fewer prior regimens than those who were more heavily pretreated. A recent analysis of the Phase 1b data comparing patients with three or fewer prior regimens with patients who received four or more prior regimens supports the conclusion that less heavily pretreated patients were more likely to demonstrate an objective response than patients with four or more prior regimens. The date showed that 60% of the patients with three or fewer prior regimens had objective responses while only 22% of the patients with four or more prior regimens had a response. Data from the Phase 1b trial also suggest that the combination may exert a neuroprotective effect.

In addition to the activity and tolerability of the tanespimycin combination in multiple myeloma, tanespimycin has also demonstrated potent antitumor activity and a high level of tolerability in patients with HER2-positive metastatic breast cancer. Data from an ongoing Phase 2 trial of tanespimycin plus trastuzumab (Herceptin®) were recently presented at the 2007 San Antonio Breast Cancer Symposium showing a 55% clinical benefit in patients who had failed trastuzumab therapy prior to entering the trial.

Kosan’s second-generation Hsp90 inhibitor, alvespimycin, has demonstrated encouraging antitumor activity (42% clinical benefit) and tolerability combined with trastuzumab in a Phase 1 clinical trial in patients with refractory HER2-positive metastatic breast cancer, and in patients with refractory ovarian cancer who were progressing on standard chemotherapy (presented at the 2007 American Society of Clinical Oncology (ASCO) Breast Cancer Symposium). Kosan has expanded this Phase 1 trial to include the combination of alvespimycin plus trastuzumab and paclitaxel (Taxol®). In the first quarter 2008, Kosan plans to initiate a Phase 2 trial of alvespimycin as monotherapy in patients with HER2-positive metastatic breast cancer who have not previously been treated with trastuzumab.

Kosan’s lead epothilone clinical candidate, KOS-1584, has demonstrated promising antitumor activity and tolerability in patients with solid tumors, including non-small cell lung, ovarian and pancreatic cancers. Kosan plans to initiate a Phase 2 trial of KOS-1584 in non-small cell lung cancer in the first quarter of 2008.

In addition to its lead programs in Hsp90 inhibition and epothilones, Kosan’s motilin agonist, KOS-2187, licensed to Pfizer, is progressing in a Phase 1 trial as a potential treatment for gastroesophageal reflux disease (GERD) and other gastrointestinal disorders. In 2008, Kosan plans to file investigational new drug (IND) applications for its next-generation epothilone, KOS-1803, and its novel nuclear export inhibitor, KOS-2464.

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Conference Call and Webcast Today

Kosan will hold a conference call to discuss the TIME registration program and clinical portfolio today at 1:30 p.m. Pacific / 4:30 p.m. Eastern. To access the live call, please dial 866.510.0712 (US) or 617.597.5380 (international), access code 87572658. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the “Webcasts” tab under the heading “Investors/Press.” The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through January 10, 2008 by dialing 888.286.8010, access code: 15149741. International callers can dial 617.801.6888, access code: 15149741.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements regarding the further development and potential safety, efficacy, regulatory status, commercialization and other characteristics of Kosan’s product candidates; and the opening or initiation of additional clinical trials and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the development of Kosan’s product candidates, including the risk that studies may not accrue patients on a timely basis, demonstrate safety and efficacy sufficient to initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; the costs of conducting preclinical and clinical studies for Kosan’s product candidates; Kosan’s ability to obtain valid and enforceable patents covering its product candidates; Kosan’s dependence on its collaboration with Pfizer for development of its motilin agonist product candidate; Kosan’s dependence upon the formation and sustainability of partnering arrangements and other risks detailed from time to time in the Kosan’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

Taxol® (paclitaxel) is a registered trademark of Bristol-Myers Squibb Company